Exhibit 99.1

NEWS RELEASE

Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FOURTH QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — JULY 26, 2013

SKYLINE REPORTS RESULTS FOR FOURTH QUARTER AND YEAR END

Skyline’s net sales for the fourth quarter of fiscal year 2013 were $48,832,000 as compared to $50,461,000 in the fourth quarter of fiscal 2012. For fiscal 2013, net sales were $177,574,000 as compared to $182,846,000 for fiscal 2012.

Net sales for Skyline’s housing segment were $29,533,000 in the fourth quarter of fiscal 2013 as compared to $28,789,000 in the fourth quarter of fiscal 2012. For fiscal 2013, net sales were $111,104,000 as compared to $109,157,000 in fiscal 2012.

Net sales for Skyline’s recreational vehicle segment were $19,299,000 in fiscal 2013’s fourth quarter as compared to $21,672,000 for the fourth quarter of fiscal 2012. For fiscal 2013, net sales were $66,470,000 as compared to $73,689,000 for the same period a year ago.

Skyline reported net income of $45,000, or $.01 per share, in the fourth quarter of fiscal 2013 as compared to a net loss of $1,711,000, or $.21 per share, in the fourth quarter of fiscal 2012. Included in pretax income for the current year’s fourth quarter was a $230,000 gain on the sale of idle property, plant and equipment. Likewise, prior year’s pretax loss for the fourth quarter included a $684,000 gain on the sale of idle property, plant and equipment.

For fiscal 2013, net loss was $10,513,000, or $1.25 per share as compared to a net loss of $19,365,000, or $2.31 per share, for a year ago. Included in current year’s pretax loss was a $1,641,000 gain on the sale of idle property, plant and equipment. Likewise, prior year’s pretax loss included a $3,184,000 gain on the sale of idle property, plant and equipment.

Skyline continues to maintain a balance sheet with no debt and a significant position of its working capital in cash and U.S. Treasury Bills. This financial strength, along with experienced employees and initiatives to increase revenues and reduce costs, should assist the Corporation in meeting challenges as they occur.

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SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)
	(Unaudited)
	Three Months Ended				Year Ended
	May 31,				May 31,
	2013		2012		2013		2012
Net sales	$48,832		$50,461		$177,574		$182,846
Income (loss) before income taxes	45	(A)	(1,711	) (B)	(10,513	) (C)	(19,365	) (D)
Benefit from income taxes	—		—		—		—

Net income (loss)	$45		$(1,711)		$(10,513)		$(19,365)

Basic income (loss) per share	$.01		$(.21)		$(1.25)		$(2.31)

Number of weighted average common shares outstanding	8,391,244		8,391,244		8,391,244		8,391,244

Includes gain on sale of idle property, plant and equipment: (A) $230 (B) $684 (C) $1,641 (D) $3,184

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)
	May 31,
	2013	2012
ASSETS
Cash, restricted cash and temporary investments	$16,438	$29,009
Accounts receivable	13,472	11,199
Note receivable, current	47	—
Inventories	8,732	8,359
Workers’ compensation security deposit	2,597	2,402
Other current assets	351	501

Total Current Assets	41,637	51,470
Note receivable, long-term	1,631	—
Property, Plant and Equipment, net	18,342	21,196
Other Assets	6,317	6,190

Total Assets	$67,927	$78,856

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, trade	$3,675	$3,296
Accrued liabilities	10,532	11,385

Total Current Liabilities	14,207	14,681
Other Deferred Liabilities	8,069	8,011
Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	106,155	116,668
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	45,651	56,164

Total Liabilities and Shareholders’ Equity	$67,927	$78,856